EXHIBIT 5 - FORM OF AMENDED AND RESTATED LOCK-UP AGREEMENT



                                                              May 5, 2000



GS Capital Partners III, L.P.
GS Capital Partners III Offshore, L.P.
Goldman, Sachs & Co. Verwaltungs GMBH
Stone Street Fund 2000, L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

          Re:  Sale of ProMedCo Management Company Securities
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Ladies and Gentlemen:

          The undersigned is a holder of securities of ProMedCo Management Company, a Delaware Corporation (the "Company"), and understands that the Company and GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GMBH and Stone Street Fund 2000, L.P. (collectively, the "Purchaser") have entered into a Securities Purchase Agreement, dated as of January 13, 2000, and are simultaneously herewith entering into a First Amendment to Securities Purchase Agreement (as amended, the "Purchase Agreement"), which provides, among other things, for the acquisition by the Purchaser of certain securities of the Company (the "Acquisition") upon the terms and subject to the conditions set forth therein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

          To facilitate the Acquisition and as a material inducement for the Purchaser to enter into the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that subject to the next paragraph hereof, (i) during a period of six months from the date hereof (the "Initial Lock-up Period"), the undersigned will not, directly or indirectly, (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer (collectively, "Transfer") any shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") or any securities convertible into or exchangeable or exercisable for Common Stock, owned by the undersigned or with respect to which the undersigned has the power of disposition as of the date hereof, or (y) enter into any swap or any other agreement or any transaction that Transfers, in whole or in part, directly or indirectly, the economic consequence of the undersigned's ownership of the Common Stock as of the date hereof, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, and (ii) for a period of eighteen months following the end of the Initial Lock-up Period, the undersigned will not, directly or indirectly, (x) Transfer greater than 25% of the undersigned's shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, owned by the undersigned or with respect to which the undersigned has the power of disposition as of the date hereof, or (y) enter into any swap or any other agreement or any transaction that Transfers, in whole or in part, directly or indirectly, greater than 25% of the economic consequence of the undersigned's ownership of the Common Stock as of the date hereof, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

          Notwithstanding the foregoing, the undersigned may Transfer any and all of its shares of Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value, (iii) with the prior written consent of the Purchaser, or (iv) at any time after the Second Closing Date and following the occurrence of a Purchaser Transfer Event (as defined below), Transfer shares of Common Stock in an amount up to the Released Amount (as defined below). For purposes of subclause (iv)
(A) a "Purchaser Transfer Event" shall be deemed to have occurred on the date the Purchaser Transfers in excess of 25% of the shares of Common Stock beneficially owned by the Purchaser as of the Second Closing Date to a Person who or which is not an Affiliate of the Purchaser and (B) the "Released Amount", as at any date, shall mean a number of shares of Common Stock equal to the number of shares of Common Stock beneficially owned by the undersigned in the date hereof multiplied by a fraction, the numerator of which is the number of shares of Common Stock sold or transferred by the Purchaser prior to such date in excess of 25% of the shares of Common Stock beneficially owned by the Purchaser as of the Second Closing and the denominator of which is the number of shares of Common Stock equal to 75% of the shares of Common Stock beneficially owned by the Purchaser as of the Second Closing (as such numbers may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events). For purposes hereof, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

          The undersigned understands that the Company and the Purchaser are relying upon this letter in proceeding toward consummation of the Acquisition. The undersigned further understands that this letter is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

          This letter shall terminate on the earlier to occur of (i) the Second Closing Termination Date and (ii) the date on which the Purchaser owns less than 10.0% of the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates as of the Second Closing, as such number may be adjusted for stock splits, reverse stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events.

          The undersigned and the Purchaser acknowledge that this letter supersedes the letter dated January 13, 2000 from the undersigned to the Purchaser and that such letter shall be deemed to be terminated as of the execution of this letter.

                                     Very truly yours,



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                                     Exact Name of Shareholder



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                                     Authorized Signature